Exhibit 99.1

CyberOptics Corporation Announces Intention to Conduct Dutch Tender Offer for Its Common Stock

Minneapolis, Minnesota, June 23, 2008 — CyberOptics Corporation. (Nasdaq: CYBE) announced today that it expects, within the next two weeks, to commence a “Dutch Auction” tender offer to purchase a number of shares of its common stock that does not exceed an aggregate purchase price of $15 million. Under the proposed terms of the tender offer, CyberOptics will invite shareholders to tender their shares at prices specified by the shareholders within a range of prices that will be described in the offer materials. CyberOptics will select the lowest single per-share purchase price that will allow it to buy up to $15 million of its outstanding common stock at completion of the offer. CyberOptics indicated, however, that there is no guarantee that it will proceed with the offer or that shares tendered will be purchased. The tender offer will be subject to the terms and conditions described in the offer to purchase and the related materials that will be distributed to shareholders and filed with the Securities and Exchange Commission.

Kathleen Iverson, Chief Executive Officer, noted that “Our board of directors has reviewed our cash position, our acquisition strategy, our operations and expectations for the future, our existing and anticipated capital structure, and a variety of alternatives for using our available financial resources, and we believe that a tender offer is a prudent use of our available cash and an effective means of providing value to our shareholders. By conducting the tender offer, we believe we can provide all of our shareholders with the opportunity to tender all or a portion of their shares and to receive a return of some or all of their investment.”

Neither CyberOptics, its board of directors, or the information agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender. CyberOptics has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer. The information agent for the tender offer will be Laurel Hill Capital Group, LLC and the depositary for the tender offer will be Wells Fargo Shareholder Services

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell shares of CyberOptics common stock. The solicitation of offers to buy shares of CyberOptics common stock will only be made pursuant to the offer to purchase, to be issued in connection with the commencement of the tender offer (as may be amended or supplemented), the related letter of transmittal, and other related documents that CyberOptics intends to send to its shareholders. The tender offer materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be distributed by CyberOptics to its shareholders at no expense to them. In addition, all of the materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Website at www.sec.gov and from the information agent.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Contacts

CyberOptics Corporation
Jeff Bertelsen    763-542-5000